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                                                                    EXHIBIT (3)A

                                   AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            VALLEY NATIONAL BANCORP.

     Valley National Bancorp., a New Jersey corporation, pursuant to N.J.S.A. 14A:7-15.1, does hereby certify as follows:

     (a) The name of the corporation is: Valley National Bancorp. (the "Corporation").

     (b) A ten percent (10%) stock dividend was declared by the Corporation on March 22, 1994, pursuant to which one share of Common Stock, no par value, will be distributed for each twenty shares of Common Stock, no par value, held by shareholders on the record date of April 15, 1994, effective May 3, 1994. A resolution approving the share division was adopted by the Board of Directors of the Corporation at its regular meeting held on the 22nd day of March, 1994.

     (c) The share division will not adversely affect the rights or preferences of the holders of outstanding shares and will not result in the percentage of authorized shares that remains unissued after the share division exceeding the percentage of authorized shares that was unissued before the share division.

     (d) There were issued and outstanding, as of the record date of April 15, 1994, 24,531,290 shares of Common Stock without par value which are the shares subject to the share division. As a result of the share division, in which one share will be issued for every ten shares issued and outstanding, those




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24,531,290 will be divided into 26,984,419 shares issued and outstanding.

     (e) The Corporation is hereby amending its certificate of incorporation in connection with the share division as follows:

     The existing "Article V" is deleted in its entirety. In lieu thereof, the following Article V is added to the certificate of incorporation:

     "The Corporation is authorized to issue 37,537,500 shares of common stock without nominal or par value."

     (f) The share division and amendment are to become effective as of April 15, 1994.

     IN WITNESS WHEREOF, Gerald H. Lipkin, Chairman and Chief Executive Officer of Valley National Bancorp., has executed this Certificate on behalf of Valley National Bancorp on this 15th day of April, 1994.

                                       VALLEY NATIONAL BANCORP.

                                       By: /s/ GERALD H. LIPKIN
                                           -------------------------------
                                           Gerald H. Lipkin, Chairman
                                            and Chief Executive Officer



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